EXHIBIT 99.1

David E. Marra Appointed President of Renaissance Reinsurance U.S. Inc.

PEMBROKE, Bermuda, January 14, 2016—RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company”) announced today that David E. Marra, who has been Senior Vice President and Chief Underwriting Officer – Casualty & Specialty of the Company since 2013, will become the President of Renaissance Reinsurance U.S. Inc., leading the Company’s U.S. operations. Mr. Marra will continue to report to Ross A. Curtis, RenaissanceRe’s Group Chief Underwriting Officer. Mr. Marra succeeds H. Elizabeth (“Liz”) Mitchell, who will be taking an extended sabbatical after serving with Renaissance Reinsurance U.S. Inc. and predecessor companies since 1993.

Kevin J. O’Donnell, Chief Executive Officer of the Company, said, “Liz has played a key role in RenaissanceRe’s development during the period following our acquisition of Platinum. She has facilitated a smooth transition and helped lead the integration of our strong underwriting cultures. My management team, fellow directors and I are thankful for her service and leadership. After her well-earned sabbatical, we look forward to exploring possibilities to continue our relationship in other capacities in the future.

“We are pleased to appoint David to his new role. David has been integral to the growth, strategic positioning and profitability of our casualty and specialty reinsurance franchise. We now offer a full suite of casualty and specialty products worldwide, matching capital and risk across multiple operating entities. Our strong underwriting team has bolstered our reputation as a lead market in an increasing number of lines of business, and we expect to continue to expand our ability to serve casualty and specialty clients and brokers from our multiple underwriting platforms.”

Mr. Marra joined RenaissanceRe in 2008 as a Vice President. He was appointed to the Company’s Executive Committee in 2012. Prior to his current position, he served as Senior Vice President at Renaissance Reinsurance Ltd. in Bermuda with leadership responsibility for the Company’s specialty, international and assumed retrocessional property reinsurance business. Mr. Marra has over 20 years of insurance and reinsurance experience, including more than 15 years in the Bermuda reinsurance market.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

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Investor Contact:
RenaissanceRe Holdings Ltd.
Rohan Pai, 441-295-4513
Director – Corporate Finance

Media Contact:
Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800